Exhibit 8(a)(xv)
FIFTH AMENDMENT

TO

FUND PARTICIPATION AGREEMENT

WHEREAS, Lincoln National Life Insurance Company, Lincoln Life and Annuity Company of New York (collectively referred to as the "Company"), JPMorgan Insurance Trust (the "Trust"), the Trust’s investment advisor, J. P. Morgan Investment Management Inc. (the “Adviser”), and the Trust's administrator, JPMorgan Funds Management, Inc. (the "Administrator”) have entered into a Fund Participation Agreement dated April 24, 2009, as amended (the “Agreement”); and

WHEREAS, the parties wish to permit the Accounts to invest in additional Portfolio and therefore desire to amend the Agreement to replace Schedule B of the Agreement.

NOW THEREFORE, the Agreement is hereby amended as follows:

1.	Schedule B is deleted in its entirety and replaced with Schedule B attached hereto effective as of May 1, 2015.

2.	Any terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

Except to the extent modified by this Amendment, the remaining provisions of the Agreement shall remain in full force and effect.  In the event of a conflict between the provisions of the Agreement and those of this Amendment, this Amendment shall control.

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of May 1, 2015.

LINCOLN NATIONAL LIFE INSURANCE COMPANY

By: /s/ Daniel R. Hayes
Name:  Daniel R. Hayes
Title:   Vice President
Date: March 23, 2015

LINCOLN LIFE AND ANNUITY COMPANY OF NEW YORK

By: /s/ Daniel R. Hayes
Name:  Daniel R. Hayes
Title:   Vice President
Date: March 23, 2015

JPMORGAN INSURANCE TRUST

By: /s/ Julie A. Roach
Name:  Julie A. Roach
Title:   Assistant Treasurer
Date: 3/27/15

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By: /s/ Robert L. Young
Name:  Robert L. Young
Title: Managing Director
Date: 3/26/15

JPMORGAN FUNDS MANAGEMENT, INC.

By: /s/ Susan S. Montgomery
Name:  Susan S. Montgomery
Title:   President
Date: 3/25/15

  Schedule B

As of May 1, 2015

Portfolios of the Trust

JPMorgan Insurance Trust Income Builder Portfolio Class 1
JPMorgan Insurance Trust Global Allocation Portfolio Class 1
JPMorgan Insurance Trust Income Builder Portfolio Class 2
JPMorgan Insurance Trust Global Allocation Portfolio Class 2
 JPMorgan Insurance Trust Balanced Portfolio Class 1
JPMorgan Insurance Trust Core Bond Portfolio Class 1
JPMorgan Insurance Trust U.S. Equity Portfolio Class 1
JPMorgan Insurance Trust Diversified Mid Cap Growth Portfolio Class 1
JPMorgan Insurance Trust Mid Cap Value Portfolio Class 1*
JPMorgan Insurance Trust Equity Index Portfolio Class 1*
JPMorgan Insurance Trust International Equity Portfolio Class 1*
JPMorgan Insurance Trust Intrepid Growth Portfolio Class 1
JPMorgan Insurance Trust Intrepid Mid Cap Portfolio Class 1
JPMorgan Insurance Trust Intrepid Mid Cap Portfolio Class 2
JPMorgan Insurance Trust Small Cap Core Portfolio Class 1

*On August 21, 2014, the Board of Trustees of JPMorgan Insurance Trust approved the termination and liquidation of the JPMorgan Insurance Trust Equity Index Portfolio, JPMorgan Insurance Trust Mid Cap Growth Portfolio, JPMorgan Insurance Trust Intrepid Growth Portfolio and the JPMorgan Insurance Trust International Equity Portfolio (each, a “Portfolio”). It is anticipated that each liquidation will occur on or about December 12, 2014.